Exhibit 99.1

Dollar Tree, Inc. Reports Results for the Third Quarter Fiscal 2021

~ Consolidated Net Sales Increased 3.9% to $6.42 Billion ~
~ Same-Store Sales: Enterprise +1.6%; Family Dollar +2.7%; Dollar Tree +0.6% ~
~ Diluted Earnings per Share of $0.96 ~
~ Company Announces Addition of $1.25 Price Point for All
Dollar Tree Stores Nationwide by End of Fiscal Q1 2022 ~

CHESAPEAKE, Va.--November 23, 2021--Dollar Tree, Inc. (NASDAQ: DLTR), today reported financial results for its third quarter ended October 30, 2021.
“We experienced a strong finish to the quarter, as shoppers are increasingly focused on value in this inflationary environment,” stated Michael Witynski, President and Chief Executive Officer. “Our Dollar Tree pricing tests have demonstrated broad consumer acceptance of the new price point and excitement about the additional offerings and extreme value we will be able to provide. Accordingly, we have begun rolling out the $1.25 price point at all Dollar Tree stores nationwide. The continuing expansion of our key strategic initiatives, including Dollar Tree Plus, Combo Stores and the H2 format, are all going well and on, or ahead of, plan. I am very proud of our team’s efforts – especially those in our stores and distribution centers – to serve our customers by delivering incredible value on everyday products.”
Third Quarter Results
Consolidated net sales increased 3.9% to $6.42 billion from $6.18 billion in the prior year’s third quarter. Enterprise same-store sales increased 1.6%, and increased 6.7% on a two-year stacked basis. Dollar Tree same-store sales increased 0.6% on a constant currency basis (or 0.8% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for Family Dollar increased 2.7%, cycling the strong 6.4% increase in the prior year’s quarter.
Gross profit was $1.76 billion for the quarter. Gross margin was 27.5% of net sales, compared to 31.2% in the prior year’s quarter. The decrease in gross margin was driven primarily by higher freight costs, partially offset by improved shrink results.
Selling, general and administrative expenses improved 100 basis points to 22.7% of total revenue compared to 23.7% in the prior year's third quarter. The Company was cycling COVID-19-related costs of $35.3 million, or 57 basis points, in the prior year’s quarter.
Operating income for the quarter was $310.5 million compared with $465.5 million in the same period last year and operating income margin was 4.8% in the current quarter compared to 7.5% in last year’s quarter.
Net income was $216.8 million in the third quarter and diluted earnings per share for the quarter was $0.96, compared to $1.39 per share in the prior year’s quarter.
The Company opened 125 new stores, expanded or relocated 34 stores, and closed 23 stores. Additionally, the Company completed 450 renovations to the Family Dollar H2 or Combo Store formats. Retail selling square footage at quarter-end was approximately 127.9 million square feet.
The Company did not repurchase shares during the quarter as it was preparing for the announcement and launch of its broader nationwide $1.25 price point initiative.

First Nine Months Results
Consolidated net sales increased 2.6% to $19.23 billion from $18.74 billion in the same period last year. Enterprise same-store sales increased 0.4% on a constant currency basis (or 0.5% when adjusted to include the impact of Canadian currency fluctuations). Dollar Tree same-store sales increased 1.7% on a constant currency basis (or 1.8% when adjusted for Canadian currency fluctuations). Same-store sales for Family Dollar decreased 0.8%, cycling a strong 11.2% increase in the same period a year ago.
Gross profit for the first nine months was $5.59 billion. Gross margin was 29.1% of net sales, compared to 30.1% in the prior year period.
Selling, general and administrative expenses improved to 22.7% of total revenue compared to 23.7% in the first nine months of 2020.
Operating income for the period improved 2.2% to $1.23 billion. Operating income margin was 6.4% for both the current year period and the prior year period.
Net income compared to the prior year period improved 4.1% to $873.7 million and diluted earnings per share increased 7.6% to $3.80 compared to $3.53 in the prior year period.
The Company repurchased 9,156,898 shares in the first nine months of fiscal 2021 for $950 million.
Update on $1.25 Price Point at Dollar Tree Stores
For 35 years, Dollar Tree has managed through inflationary periods to maintain the everything-for-one-dollar philosophy that distinguished Dollar Tree and made it one of the most successful retail concepts for three decades. However, as detailed in its September announcement, the Company believes this is the appropriate time to shift away from the constraints of the $1.00 price point in order to continue offering extreme value to customers. This decision is permanent and is not a reaction to short-term or transitory market conditions.
The $1.25 price point, which will apply to a majority of Dollar Tree’s assortment, will enhance the Company’s ability to materially expand its offerings, introduce new products and sizes, and provide families with more of their daily essentials. The Company will have greater flexibility to continue providing incredible value that helps customers get the everyday items they need and celebratory and seasonal products Dollar Tree is best known for.
Additionally, this new pricing strategy enables the Company to reintroduce many customer favorites and key traffic-driving products that were previously discontinued due to the constraints of the $1.00 price point.
The new price point will enable Dollar Tree to return to its historical gross margin range by mitigating historically-high merchandise cost increases, including freight and distribution costs, as well as higher operating costs, such as wage increases.
The Company’s leadership team has been planning for the expansion of the initiative since late summer 2021. In September, the Company announced its plan to add additional price points above $1.00 to all Dollar Tree Plus stores and – on a test-and-learn basis – to selected legacy Dollar Tree stores. The Company was very encouraged by the positive customer feedback and store performance during the initial testing phase, and has since introduced the initiative in nearly 200 additional legacy Dollar Tree stores.
The results to date have been overwhelmingly positive. When surveyed, 77% of shoppers indicated they were almost immediately aware of the new price point when visiting the store. Additionally, 91% of those surveyed indicated they would shop Dollar Tree with the same or increased frequency. Many have also indicated they are seeing price increases across the market and that Dollar Tree is still providing the products they need at an undeniable value. As key traffic-driving products are reintroduced, the Company is confident that customers will be extremely pleased with the even greater value they will discover on store shelves.

The Company is focused on aggressively executing its plan to roll out the new price point across the chain with speed, clarity, and focus. The Company plans to introduce the new price point in more than 2,000 additional legacy Dollar Tree stores in December and complete the rollout to all stores by the end of the first fiscal quarter of 2022. Concurrently, the Company’s merchants are working to enhance the offerings to drive traffic, capture market share, and further grow customer loyalty.
“Lifting the one-dollar constraint represents a monumental step for our organization and we are enthusiastic about the opportunity to meaningfully improve our shoppers’ experience and unlock value for our stakeholders,” Witynski added. “Guided by Dollar Tree’s same founding principles, we will be relentless in our commitment to offer our customers the best value possible.”
Company Outlook and Liquidity
For the third quarter of 2021, freight costs were significantly higher than expected. The Company’s earnings per share for the third quarter was at the high end of its range, as the performance of the rest of the business offset these higher freight costs.
The Company estimates consolidated net sales for the fourth quarter of 2021 will range from $7.02 billion to $7.18 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.69 to $1.79.
Consolidated net sales for full-year fiscal 2021 are expected to range from $26.25 billion to $26.41 billion, based on a low single-digit increase in same-store sales and 3.3% square footage growth. The Company now estimates diluted earnings per share will range from $5.48 to $5.58.
The fourth quarter outlook reflects the higher cost structure the Company experienced in the third quarter. These higher freight costs are expected to be offset by the benefit of the performance of Dollar Tree stores that transition to the $1.25 price point. This benefit is partially offset initially by one-time costs to convert the stores.
While much of the focus has been on transpacific ocean container rates, the Company is being impacted by all aspects of freight, including higher costs for inland transportation by truck and rail. In the third quarter, the Company moved more containers than originally planned and therefore leveraged the spot market at rates and frequency higher than forecasted.
Freight and supply chain disruptions continue to be the Company’s biggest challenge in the near term. The Company believes much of these freight challenges are transitory. As detailed in the Company’s second quarter earnings announcement, it is taking robust action to mitigate the impact of the current freight environment on its operations. The rest of the business is performing much better in the near term.
Outstanding debt, as of October 30, was $3.25 billion. The Company ended the quarter with approximately $701 million in cash and cash equivalents on its balance sheet and expects capital expenditures for fiscal 2021 will total approximately $1.1 billion. The Company currently has $2.5 billion remaining on its share repurchase authorization.
“We are making great progress on our key strategic initiatives – Dollar Tree Plus, Combo Stores and the H2 format – and, as previously announced, we are accelerating these initiatives in 2022. The additional price point at Dollar Tree affords us greater flexibility to manage the overall business, especially in a volatile, inflationary environment, while driving customer loyalty and store productivity,” Witynski concluded. “In this environment, we believe small-box, value retail is more important than any other retail sector to millions of households. We believe we are well-positioned to see continued momentum in our Family Dollar business, and expect the Dollar Tree banner to return to its historical gross margin range of 35% to 36% in fiscal 2022.”
Conference Call Information
On Tuesday, November 23, 2021, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-367-2403. A recorded version of the call will be available until midnight Monday, November 29, 2021, and may be accessed by dialing 888-203-1112. The access code is 6122110. A webcast of the call is accessible through Dollar Tree's website and will remain online through Monday, November 29, 2021.

Dollar Tree, a Fortune 200 Company, operated 15,966 stores across 48 states and five Canadian provinces as of October 30, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com and www.FamilyDollar.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “aim”, “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our plans and expectations relating to the introduction of additional price points above $1.00 (such as $1.25) in our Dollar Tree stores; our plans and expectations concerning various initiatives, including the expansion of Dollar Tree Plus, Family Dollar H2 stores and Combo Stores (which are dependent on supply chain performance and continued store performance); our expectations of continued volatility and uncertainty related to the COVID-19 pandemic, inflation, and other macroeconomic factors; our estimates and assumptions for consolidated net sales, comparable store net sales and diluted earnings per share for the fourth quarter and full-year fiscal 2021; our expectations of store square footage growth for fiscal 2021; our expectations of higher freight costs for the fourth quarter and full-year fiscal 2021, including an expected offset of higher freight costs as a result of transitioning to the $1.25 price point in Dollar Tree stores and our efforts to mitigate the effects of higher freight costs; our expectations regarding the duration and impact of continued freight, shipping and other supply chain disruptions on our future performance and results of operations; our expectations regarding capital expenditures and share repurchases for fiscal 2021; our expectation that the Dollar Tree banner will return to its historical gross margin range in fiscal 2022; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2021, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales	$6,415.4	$6,176.7	$19,232.4	$18,741.1

Other revenue	2.3	0.3	8.2	0.3

Total revenue	6,417.7	6,177.0	19,240.6	18,741.4

Cost of sales	4,651.7	4,252.6	13,643.6	13,105.9

Selling, general and administrative expenses	1,455.5	1,458.9	4,364.4	4,429.2
	22.7%	23.7%	22.7%	23.7%

Operating income	310.5	465.5	1,232.6	1,206.3
	4.8%	7.5%	6.4%	6.4%

Interest expense, net	33.4	38.1	99.4	113.1
Other expense, net	0.2	0.1	0.2	0.8

Income before income taxes	276.9	427.3	1,133.0	1,092.4
	4.3%	6.9%	5.9%	5.8%

Provision for income taxes	60.1	97.3	259.3	253.3
Income tax rate	21.7%	22.8%	22.9%	23.2%

Net income	$216.8	$330.0	$873.7	$839.1
	3.4%	5.3%	4.5%	4.5%

Net earnings per share:
Basic	$0.96	$1.39	$3.82	$3.54
Weighted average number of shares	224.9	236.8	228.9	237.0

Diluted	$0.96	$1.39	$3.80	$3.53
Weighted average number of shares	225.8	237.9	229.9	237.8

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
Net sales:
Dollar Tree	$3,417.4		$3,303.2		$10,003.0		$9,557.6
Family Dollar	2,998.0		2,873.5		9,229.4		9,183.5
Total net sales	$6,415.4		$6,176.7		$19,232.4		$18,741.1

Gross profit:
Dollar Tree	$1,031.1	30.2%	$1,154.2	34.9%	$3,207.1	32.1%	$3,206.8	33.6%
Family Dollar	732.6	24.4%	769.9	26.8%	2,381.7	25.8%	2,428.4	26.4%
Total gross profit	$1,763.7	27.5%	$1,924.1	31.2%	$5,588.8	29.1%	$5,635.2	30.1%

Operating income (loss):
Dollar Tree	$290.5	8.5%	$417.9	12.7%	$1,019.2	10.2%	$1,006.5	10.5%
Family Dollar	88.6	3.0%	131.4	4.6%	456.3	4.9%	472.0	5.1%
Corporate, support and Other	(68.6)	(1.1%)	(83.8)	(1.4%)	(242.9)	(1.3%)	(272.2)	(1.5%)
Total operating income	$310.5	4.8%	$465.5	7.5%	$1,232.6	6.4%	$1,206.3	6.4%

	13 Weeks Ended						39 Weeks Ended
	October 30, 2021			October 31, 2020			October 30, 2021			October 31, 2020
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,934	7,931	15,865	7,652	7,827	15,479	7,805	7,880	15,685	7,505	7,783	15,288
New stores	62	63	125	95	48	143	214	148	362	262	111	373
Re-bannered stores (a)	(1)	—	(1)	—	—	—	(1)	(1)	(2)	(3)	4	1
Closings	(11)	(12)	(23)	(6)	(10)	(16)	(34)	(45)	(79)	(23)	(33)	(56)
Ending	7,984	7,982	15,966	7,741	7,865	15,606	7,984	7,982	15,966	7,741	7,865	15,606
Selling Square Footage (in millions)	69.1	58.8	127.9	66.7	57.6	124.3	69.1	58.8	127.9	66.7	57.6	124.3
Growth Rate (Square Footage)	3.6%	2.1%	2.9%	4.1%	1.2%	2.7%	3.6%	2.1%	2.9%	4.1%	1.2%	2.7%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 30, 2021	January 30, 2021	October 31, 2020
Cash and cash equivalents	$701.4	$1,416.7	$1,118.3
Merchandise inventories	4,316.0	3,427.0	3,792.3
Other current assets	357.1	207.1	260.4
Total current assets	5,374.5	5,050.8	5,171.0

Property, plant and equipment, net	4,377.4	4,116.3	4,095.6
Restricted cash	53.4	46.9	46.9
Operating lease right-of-use assets	6,424.0	6,324.1	6,185.1
Goodwill	1,985.3	1,984.4	1,983.1
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	22.3	23.2	23.3
Other assets	53.1	50.3	47.2

Total assets	$21,390.0	$20,696.0	$20,652.2

Current portion of long-term debt	$—	$—	$300.0
Current portion of operating lease liabilities	1,388.0	1,348.2	1,296.5
Accounts payable	1,984.8	1,480.5	1,587.2
Income taxes payable	—	86.3	—
Other current liabilities	918.4	815.3	858.6
Total current liabilities	4,291.2	3,730.3	4,042.3

Long-term debt, net, excluding current portion	3,231.1	3,226.2	3,225.3
Operating lease liabilities, long-term	5,151.0	5,065.5	4,962.1
Deferred income taxes, net	1,096.8	1,013.5	1,043.1
Income taxes payable, long-term	26.4	22.6	31.0
Other liabilities	349.1	352.6	387.3

Total liabilities	14,145.6	13,410.7	13,691.1

Shareholders' equity	7,244.4	7,285.3	6,961.1

Total liabilities and shareholders' equity	$21,390.0	$20,696.0	$20,652.2

The January 30, 2021 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	October 30, 2021	October 31, 2020
Cash flows from operating activities:
Net income	$873.7	$839.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	527.3	503.7
Provision for deferred income taxes	85.0	59.4
Stock-based compensation expense	63.1	70.5
Amortization of debt discount and debt-issuance costs	4.9	3.1
Other non-cash adjustments to net income	8.6	7.4
Changes in operating assets and liabilities	(543.9)	250.5
Total adjustments	145.0	894.6
Net cash provided by operating activities	1,018.7	1,733.7

Cash flows from investing activities:
Capital expenditures	(749.6)	(707.0)
Proceeds from governmental grant	2.9	—
Proceeds from (payments for) fixed asset disposition	0.4	(0.5)
Net cash used in investing activities	(746.3)	(707.5)

Cash flows from financing activities:
Principal payments for long-term debt	—	(250.0)
Proceeds from revolving credit facility	—	750.0
Repayments of revolving credit facility	—	(750.0)
Proceeds from stock issued pursuant to stock-based compensation plans	9.0	14.3
Cash paid for taxes on exercises/vesting of stock-based compensation	(40.6)	(16.8)
Payments for repurchase of stock	(950.0)	(194.2)
Net cash used in financing activities	(981.6)	(446.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.4	(0.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(708.8)	579.2
Cash, cash equivalents and restricted cash at beginning of period	1,463.6	586.0
Cash, cash equivalents and restricted cash at end of period	$754.8	$1,165.2